EXHIBIT 10.41

INTUIT
MASTER SERVICES AGREEMENT

THIS AGREEMENT (“Agreement”) is made and entered into as of the date of the later signature below (the “Effective Date”) by and between Intuit Inc., a Delaware corporation, with offices at 2535 Garcia Avenue, Mountain View, CA 94043, on behalf of itself, and its Enterprise Members (as defined below and for whom Services (as defined below) may be performed as set forth on applicable Statements of Work) (“Intuit”), and Arvato Services, Inc. (including for all purposes of this Agreement any of its employees and/or Intuit-authorized subcontractors performing services hereunder) (“Contractor”), as further identified in Exhibit A, which Exhibit A may be amended by Contractor from time to time. For the purposes of this Agreement, Enterprise Members shall include all affiliates, subsidiaries and related companies that Intuit controls by ownership of fifty percent (50%) or greater equity interest, or directly controls the day-to-day management by management contract. Intuit shall be responsible for the performance or non-performance of any such Enterprise Members in connection with this Agreement. Contractor and Intuit hereby agree as follows:

1.          Independent Contractor. In accordance with the mutual intentions of Intuit and Contractor, this Agreement establishes between them an independent contractor relationship, and all of the terms and conditions of this Agreement shall be interpreted in light of that relationship. The parties do not intend to create an employer-employee relationship between Intuit and Contractor, and nothing in this Agreement shall be construed to create that type of relationship between the parties.

2.          Services.

(a)       From time to time during the Term, Intuit may request Contractor to perform certain services (collectively, the “Services”) pursuant to Statement(s) of Work, which will expressly incorporate the terms and conditions of this Agreement and which shall be substantially in the form of the representative Statement of Work set forth in Exhibit B or such other form as may be mutually agreed upon by the parties. Each Statement of Work will, at a minimum, specify: (i) Contractor’s specific obligations, including all deliverables, improvements, and tasks the Contractor shall perform, develop or provide in the course of performing the Services; (ii) the performance schedule relating to such Services; (iii) the applicable fees, discounts and payment terms for the Services; (iv) any responsibilities of Intuit; (v) certain assumptions on which Contractor’s performance of Services or provision of deliverables is based; and (vi) any other pertinent terms and conditions. Neither Intuit nor Contractor will be obligated to enter into any Statement of Work, and Contractor will not, and will not be obligated to, perform any Services or provide any deliverables not specifically set forth in a Statement of Work. In the event of a conflict between the provisions of this Agreement and the specific provisions set forth in a Statement of Work, the provisions of this Agreement shall control except to the extent the provisions of the Statement of Work specifically reference the provisions of this Agreement that are inconsistent therewith, in which case the Statement of Work shall control for that engagement only.

(b)       Contractor agrees to use commercially reasonable efforts to perform the Services in accordance with the terms and conditions of this Agreement. Contractor owns or leases, or intends to purchase or lease or otherwise obtain at its own expense (subject to change control as set forth in Section 2(f)), all the equipment and tools it requires to perform the Services. Contractor’s performance of the Services must comply with the terms and conditions of this Agreement (including without limitation any applicable Statement of Work); however, Contractor shall determine the means and methods of performing these Services. Contractor acknowledges that time is of the essence with respect to Services that result in deliverables to be provided to Intuit’s customers and as set forth in a Statement of Work. The parties acknowledge and agree that the Services under any Statement of Work may be dependent upon the timely and satisfactory completion of conditions or provision of resources by Intuit (“Dependencies”). In the event any Dependencies have not been satisfied, Contractor may, solely to the extent an activity or obligation of Contractor is directly and materially adversely impacted by such failure and only for the duration that such failure is not rectified, or only for the duration of any unavoidable material adverse impact as a result of such failure, as applicable, suspend or delay the materially impacted activities or obligations under the applicable Statement of Work, and if applicable, proceed in accordance with the change control procedure described in Section 2(f) or as otherwise set forth in the applicable Statement of Work. Delays that either party becomes aware of shall be reported immediately to the other party’s Project Manager (as defined in Section 2(c)). The parties agree that any suspension or delay by Contractor pursuant this Section 2(b) shall be limited solely to activities or obligations that the parties mutually and in good faith agree cannot or should not proceed absent completion of the Dependency or substantial increased or additional cost or other resources. The right to delay or suspend Services under this Section 2(b) shall not apply to any failure to pay for Services within the agreed upon time period.

(c)       Each party shall designate a “Project Manager” who shall be the principal point of contact between the parties for all matters relating to Services provided hereunder and under a particular Statement of Work. Each Statement of Work shall contain an initial designation of a Project Manager for each party. A party may designate a new Project Manager by written notice to the other party. The Project Managers shall have the responsibilities set forth in a particular Statement of Work.

(d)       Each party shall at all times take commercially reasonable precautions and use commercially reasonable efforts to conduct all operations under this Agreement in a manner to avoid the risk of loss, theft, or damage by vandalism, sabotage or other means to any property of either party. Each party shall use commercially reasonable efforts to periodically inspect all its work, materials, and equipment facilities to discover and determine any of the above-described conditions and except to the extent of any condition caused by the other party’s negligence or fault, each party shall be solely responsible for discovery, determination and correction of any such conditions. Each party shall cooperate with the other party on all security matters and shall use commercially reasonable efforts to promptly comply with any project security requirements established by the other party with respect to the Services. Compliance with these security requirements shall not relieve either party of its responsibility for maintaining adequate security, nor shall such compliance be construed as limiting either party’s obligation to undertake reasonable action as required to comply with the terms and conditions of this Agreement. Each party shall prepare and maintain accurate reports of incidents of loss, theft or vandalism and shall furnish these reports to the other party in a timely manner. Each party is solely responsible for the safety of its own personnel. Each party shall comply with all applicable laws, ordinances and regulations, including, but not limited to, permits required by federal, state, country or municipal ordinances, regulations and law, the Occupational Health and Safety Act (OSHA) of 1970, Consumer’s Product Safety Act of 1972 and any and all Environmental Protection Act ordinances, regulations and rules. Contractor agrees to adhere, at all times during the Term, to Intuit’s Rules of Conduct for Onsite Service Providers, the current version of which is attached hereto as Exhibit C. The applicability to this Agreement and to Contractor of any material amendment to Exhibit C is subject to Contractor’s prior written approval.

(e)       In the event that Intuit authorizes Contractor to use Intuit’s resources in performing the Services hereunder, Contractor agrees to use such resources solely in connection with the performance of the Services hereunder, or to reasonably compensate Intuit for any use not in connection therewith as may be agreed upon in good faith by the parties.

(f)       During the term of any Statement of Work, if any change in the scope of the Services being performed under such Statement of Work occurs, either party may propose a change or addition to the work. Such changes may affect the scope or duration of the Services relating to any such Statement of Work, including changes in the specifications and changes in any deliverables to be delivered. The following procedures shall apply to any proposed change. Contractor promptly shall assign a member of its team to define and describe the change (an “Assessment”), and to notify Intuit of the cost and/or the impact on the schedule set forth in the applicable Statement of Work if Contractor believes that an adjustment in the fees to be paid to Contractor with respect to the applicable Statement of Work, or an adjustment to the applicable performance or delivery schedule, is required. If such change is initiated or caused by Intuit, Contractor shall invoice Intuit for the work described in the immediately preceding sentence at the rate of the applicable team member and approved in writing by Intuit, all as set forth in such Statement of Work. In the event Contractor initiates or causes such a change, Contractor shall not charge Intuit for such Assessment. Intuit also may request a change in the schedule without changing the scope of the Services relating to the applicable Statement of Work. In either case, the parties shall follow the above procedures and negotiate in good faith a reasonable and equitable adjustment in the applicable fees, schedule and specifications. Once the scope of the change has been determined, the parties shall determine jointly whether the change should be implemented, deferred until a later phase or project, or abandoned. In the event the parties tentatively agree upon a present or future implementation of a change, such agreement shall take effect only as set forth in a written amendment to the applicable Statement of Work executed by both parties. Contractor shall continue work pursuant to the existing Statement of Work, and shall not be bound by any change requested by Intuit, until such change has been agreed upon in writing by the parties as specified herein.

(g)       No Exclusivity. The parties acknowledge and agree that this Agreement does not create an exclusive relationship between the parties. Contractor may provide similar Services to its other clients and Intuit may obtain similar Services from service providers other than Contractor. The parties further acknowledge and agree that Intuit is not obligated to procure any specific amount of Services under this Agreement and shall be obligated to procure only those quantities for which Intuit has submitted a specific order pursuant to a Statement of Work.

3.          Testing and Acceptance. To the extent a particular Statement of Work specifically identifies Services or deliverables for which Intuit’s acceptance is required, Intuit may, in accordance with any additional terms set forth in an applicable Statement of Work, conduct acceptance tests to verify whether the Services and/or the deliverables substantially conform to the applicable specifications set forth in the applicable Statement of Work or any written documentation provided by Contractor for the Services and/or deliverables. Intuit shall have fifteen (15) days after completion of the applicable Services, or such other period as may be mutually agreed upon as set forth in the applicable Statement of Work (the “Acceptance Period”), to perform such tests. If Intuit notifies Contractor of any material non-conformities with such specifications in any of the Services and/or the deliverables (each, a “Nonconformity” and collectively, the “Non-conformities”) in writing within the applicable Acceptance Period, Contractor promptly shall either demonstrate to Intuit that no such Non-Conformities exist or use commercially reasonable efforts to correct such Non-conformities at its own expense and notify Intuit in writing when such corrections are complete. Intuit then shall have the right to test the corrected Services and/or deliverables, as upon the initial completion of the applicable Services as set forth above. If Intuit accepts the Services and/or deliverables, as determined by Intuit as set forth above, Intuit shall sign the acceptance certificate, attached hereto as Exhibit D. If Intuit does not sign the acceptance certificate or notify Contractor of any material Non-conformities within the applicable Acceptance Period, Intuit shall be deemed to have “Rejected” the Services and/or the deliverables and the parties will address any such Rejection as set forth in the applicable Statement of Work. Should Contractor fail to correct a Nonconformity within sixty (60) days after receiving written notice thereof from Intuit, or such longer period as may be mutually agreed upon in the applicable Statement of Work, Intuit may terminate the applicable Statement of Work, without prejudice to its rights and remedies hereunder and without any further obligation to Contractor other than the payment to Contractor of any and all fees incurred by Contractor through the effective date of such termination pursuant to the applicable Statement of Work.

4.          Compensation and Payment.

(a)       Subject to the next sentence, Intuit will pay Contractor for the performance of the Services in the amounts and otherwise in accordance herewith and with the schedule specified in the applicable Statement of Work. As may be set forth in a Statement of Work, certain payments may be subject to Intuit’s acceptance in accordance with Section 3. No compensation shall be paid for services rendered by Contractor unless the Services are set forth in a Statement of Work or otherwise authorized in accordance with the change order procedures in Section 2(f) and/or in a Statement of Work.

(b)       Contractor will submit monthly reports as reasonably requested by Intuit and monthly invoices to Intuit, accompanied by reasonably detailed descriptions of the Services performed during the preceding month, the fees related thereto, prior approved disbursements and out-of-pocket expenses then due. If permitted in a Statement of Work, Contractor shall invoice Intuit for travel expenses in accordance with Intuit’s then-current reimbursable expenses guidelines. Unless reimbursement for travel expenses is expressly stated in a Statement of Work, however, Contractor shall bear all travel expenses of its employees and/or agents. The current version of such expense guidelines is attached hereto as Exhibit G. Intuit will provide reasonable advance written notice to Contractor of any material amendment to Exhibit G. Contractor will mail these invoices to Intuit Inc., Attn: AP-01, 6220 Greenwich Drive, San Diego, California 92122-5988, or such other address as Intuit shall designate in writing from time to time. All invoices must reference the number and date of the relevant Statement of Work and must be received by Intuit within six (6) months after the completion of any Statement of Work. Unless otherwise set forth in a Statement of Work or otherwise agreed by the parties, any invoices not received within such six (6) month time period shall be deemed forgiven by Contractor.

(c)       All undisputed payments will be made by Intuit within twenty (20) days after the receipt by Intuit of any invoice, and mailed to Contractor at its address specified in the invoice. If Intuit pays any invoice within ten (10) days of receipt by Intuit of such invoice, such invoice shall be discounted by Contractor by one percent (1%) of the total amount of the invoice. Any applicable discounts shall be calculated from the later of the receipt of the invoice by Intuit or the date any deliverable is received by Intuit at the designated Intuit location with respect to any Statement of Work executed under this Agreement. In the event that Intuit in good faith disputes any invoice rendered or amount paid, Intuit will notify Contractor in writing and the parties shall work together to resolve such dispute expeditiously, all in accordance with Section 14(c) of this Agreement and the time for payment of the disputed invoice shall be extended until resolution of the dispute.

(d)       Contractor shall detail in each invoice provided under this Agreement taxes for goods and services, and shall separately state the different types of taxes by the type of tax Intuit shall pay on products and services, if any, sold or provided by Contractor to Intuit (sales, use, etc.). Intuit shall bear all taxes, duties, levies, and other similar charges (and any related interest and penalties), however designated, imposed as a result of the existence or operation of this Agreement, including but not limited to any tax which Intuit is required to withhold or deduct from payments to Contractor. Intuit will reimburse and indemnify Contractor for any such taxes and contributions and interest and penalties that Contractor may be compelled to pay on account of Intuit’s non-payment.

(e)       Except for any lien, claim or encumbrance arising as a result of Intuit’s failure to pay hereunder (“Intuit Lien”), Contractor shall keep Intuit’s property free and clear of all liens, claims, and encumbrances arising from the performance of the Services provided under this Agreement by Contractor. If any lien other than an Intuit Lien is filed, Contractor shall use commercially reasonable efforts to promptly procure the release of such lien. Contractor shall have the right to contest the validity or amount of any such lien; however, pending the discharge of any such lien of record, Intuit may retain out of any monies that are due and payable to Contractor in an amount sufficient to discharge such lien. Except in connection with any Intuit Lien, Contractor agrees to reimburse Intuit for all monies paid and expenses incurred by Intuit in discharging such liens or otherwise incurred in connection with any action or proceeding for the removal or enforcement of the lien. Intuit agrees to reimburse Contractor for all monies paid and expenses incurred by Contractor in discharging, removing or enforcing any Intuit Lien. Contractor shall include a provision satisfying the requirements of this Section 4(e) as part of any and all subcontracts entered into for the work or any portion of the Services.

(f)       Each party will maintain complete and accurate records relating to any fees and payments charged or made in connection with the Services provided under this Agreement or any transactions upon which such fees are based or calculated. Either party may, upon not less than thirty (30) days prior written notice to the other party, cause an independent Certified Public Accountant to inspect such other party’s relevant records upon which such fees or payments are based during normal business hours and without material interruption of business operations. The determination by such independent Certified Public Accountant shall be binding upon the parties. The fees charged by such Certified Public Accountant in connection with the inspection will be paid by the auditing party, unless the payments made by Intuit are determined to have been more than five percent (5%) in excess of the payments actually owed to Contractor, in which case Contractor will be responsible for the payment of the fees for such audit, or unless the payments made by Intuit are determined to have been less than five percent (5%) of the payments actually owed to Contractor, in which case Intuit will be responsible for the payment of the fees for such audit. In addition, Contractor shall promptly remit payment to Intuit for the full amount of any disclosed overcharges and Intuit shall promptly remit payment to Contractor for the full amount of any disclosed shortfalls. The audit rights set forth herein shall not be exercisable more than twice annually (unless an audit results in a finding of payment in excess of five percent (5%) of the amount

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due, in which case they shall be exercisable three (3) times a year) and shall continue for one (1) year following the termination of this Agreement for any reason.

5.          If Intuit notifies Contractor in writing, in good faith and in sufficient detail, of its belief of a material problem with any personnel of Contractor, Contractor will address such problem in good faith in a timely manner consistent with industry standards.

6.          Term/ Termination.

(a)       Unless otherwise terminated in accordance with this Agreement, the term of this Agreement shall begin on the Effective Date and will continue for a period of three (3) years after the Effective Date (the “Term”). Upon mutual written agreement of the parties, this Agreement will be renewed for additional agreed upon periods of time.

(b)       Either party may terminate this Agreement or an applicable Statement of Work (i) due to a material breach of this Agreement or such applicable Statement of Work by the other party if such material breach remains uncured for a period of twenty (20) days or as may otherwise be set forth in a Statement of Work, following receipt by the breaching party of written notice by the non-breaching party; or (ii) by giving (30) days’ written notice to the other party in the event of: (A) any sale or transfer of all or substantially all of such other party’s assets; or (B) any acquisition of a controlling interest in such other party’s voting stock.

(c)       Either party may terminate a Statement of Work any time after twelve (12) months from the effective date of such Statement of Work, without cause, upon ninety (90) days’ written notice to the other party.

(d)       In the event of an early termination of this Agreement, Intuit shall compensate Contractor in accordance with Section 4 for the Services and deliverables provided on or before the effective date of the termination and shall compensate Contractor for all disbursements and out-of-pocket expenses reasonably incurred by Contractor in connection with this Agreement and pre-approved by Intuit in writing. Upon termination or expiration of this Agreement or any Statement of Work, or at any prior time upon the request of either party, the other party will promptly deliver to such party, all Confidential Information or other memoranda, notes, records, drawings, manuals, disks, documents, media, equipment, papers or other information, obtained by the other party from such party or otherwise pertaining to such party’s business, including all copies thereof, provided however, that Intuit agrees that if such delivery by Contractor reasonably would interfere with Contractor’s ability to perform hereunder or under any Statement of Work, such situation shall be deemed, and treated as, a Dependency hereunder and under an applicable Statement of Work. Each party acknowledges that all such materials are the property of the other party and each party agrees not to retain any copies of such materials after the termination or expiration of this Agreement or of any Statement of Work.

(e)       Upon termination or expiration of this Agreement or any Statement of Work hereunder, Contractor shall (i) remove all of its equipment and materials, and any and all debris and waste material created by Contractor on any Intuit premises during the Contractor’s performance of the Services under this Agreement, (ii) leave such Intuit premises in a condition reasonably satisfactory to Intuit, and (iii) provide Intuit with reasonable transition assistance at the rates and to the extent the parties may agree upon through good faith negotiations.

(f)       The provisions of Sections 4, 6(d), 6(e), 6(f), 8 through 11, 13 and 14 as well as corresponding provisions of any of the Exhibits, will survive any termination or expiration of this Agreement.

7.          No Marketing Obligation. Intuit reserves the right to acquire, license, develop, manufacture, market and/or distribute products and/or services that are similar to or may compete with Contractor’s Services rendered or deliverables delivered hereunder.

8.          Ownership and Licenses.

(a)       The parties acknowledge and agree that each party may own or have rights to data, technology, methods and methodologies, processes, know-how, ideas, techniques, models, templates, development tools, software code, algorithms, documentation, tools, software and other materials (in the case of Contractor collectively, the “Contractor Materials” and in the case of Intuit collectively, the “Intuit Materials”). Each party acknowledges and agrees that except as expressly set forth in this Section 8 or in a Statement of Work (i) no rights to the Contractor Materials are granted to Intuit and no rights to the Intuit Materials are granted to Contractor and (ii) Contractor shall own all intellectual property rights in and to the Contractor Materials and Intuit shall own all intellectual property rights in and to the Intuit Materials. Without limiting the foregoing, the parties expressly understand and agree that Contractor shall not receive any rights to any Intuit customer data Intuit may provide Contractor, other than the right to use such data solely to the extent necessary for Contractor to provide the Services. Contractor further acknowledges and agrees that it shall have no right to retain any Intuit customer data after the termination of this Agreement nor to use such data, including using such data in the aggregate, for any purpose other than to provide the Services.

(b)       To the extent Contractor provides any Contractor Materials or deliverables to Intuit hereunder or under any Statement of Work, Contractor hereby grants to Intuit a non-transferable, non-exclusive, revocable (except to the extent any tangible Contractor Materials are incorporated into and necessary for use of a finished Intuit product already or to be provided directly or indirectly by Contractor to Intuit’s customers hereunder, in which case, and solely to such extent, irrevocable), limited license to use such Contractor Materials and deliverables solely as necessary to receive the Services. To the extent Intuit provides any Intuit Materials to Contractor hereunder or under any Statement of Work, Intuit hereby grants to Contractor a non-transferable, non-exclusive, revocable, limited license to use such Intuit Materials solely as necessary to provide the Services. Neither Intuit, nor any third party, shall remove, obscure or alter Contractor’s copyright notices, trademarks or other proprietary rights or notices affixed to or contained in the Contractor Materials and neither Contractor, nor any third party, shall remove, obscure or alter Intuit’s copyright notices, trademarks or other proprietary rights or notices affixed to or contained in the Intuit Materials.

9.          Confidential Information.

(a)       For the purposes of this Agreement, “Confidential Information” means the Contractor Materials, the Intuit Materials, the terms and conditions of this Agreement (including all Statements of Work and any other related documents), customer data and all non-public information about the disclosing party’s (or its suppliers’) business or activities that is proprietary and confidential, which shall include all business, customer, financial, technical and other information of either party, whether or not it is marked or designated by such party as “confidential or “proprietary” at the time of disclosure. Confidential Information will not include information that: (i) is in or enters the public domain without breach of this Agreement; (ii) the receiving party lawfully receives from a third party without restriction on disclosure and without breach of a nondisclosure obligation; (iii) the receiving party rightfully knew prior to receiving such information from the disclosing party; or (iv) the receiving party develops independent of any information originating from the disclosing party.

(b)       Each party agrees that: (i) it will not disclose to any third party any Confidential Information disclosed to it by the other party except as expressly permitted in this Agreement; (ii) it will not use any Confidential Information disclosed to it by the other party except as necessary to perform its obligations under this Agreement; and (iii) it will take all reasonable measures to maintain the confidentiality of all Confidential Information of the other party in its possession or control, which will in no event be less than the measures it uses to maintain the confidentiality of its own information of similar importance. Notwithstanding the foregoing, each party may disclose Confidential Information to the extent required by a court of competent jurisdiction or other governmental authority or otherwise as required by law, provided that such party uses reasonable efforts to request confidential treatment or a protective order before such disclosure; or on a “need-to-know” basis under an obligation of confidentiality to its legal counsel and accountants.

(c)       Each party acknowledges and agrees that its breach or threatened breach of the provisions under this Section 9 or under Section 8 will result in irreparable harm to the other party and that either party will have the right to enforce Section 8 and Section 9(a) through (d) of this Agreement by injunction, specific performance and/or other equitable relief without prejudice to any other rights and remedies that such party may have.

(d)       Nothing in this Agreement shall relieve any party of any of its obligations under any separate non-disclosure agreement between the parties, including any obligation with respect to procedures for handling customer data or other similarly sensitive information.

(e)       Notwithstanding anything to the contrary contained in this Agreement, Contractor agrees to comply with the Intuit Privacy Policy attached as Exhibit E and the Intuit Security Requirements attached as Exhibit F).

10.          Representations and Warranties.

(a)       Each party to this Agreement represents and warrants that: (i) it is a corporation duly incorporated, validly existing and in good standing; (ii) it has all requisite right, corporate power and authority to execute, deliver and perform its obligations hereunder; (iii) it is duly licensed, authorized or qualified to do business and is in good standing in every jurisdiction in which a license, authorization or qualification is required for the ownership or leasing of its assets or the transaction of business of the character transacted by it except when the failure to be so licensed, authorized or qualified would not have a material, adverse effect on its ability to fulfill its obligations hereunder; (iv) it shall comply with all laws and regulations applicable to the performance of its obligations hereunder and shall obtain all applicable permits and licenses required of it in connection with its obligations hereunder; and (v) it is not a party to any agreement with or committed in any other manner to, a third party, the performance of which is reasonably likely to affect adversely its ability or the ability of the other party to perform fully its respective obligations hereunder.

(b)       Contractor represents and warrants that any and all Services rendered under this Agreement shall be performed by Contractor, including its employees or its subcontractors, in a workmanlike fashion and in accordance with the standards of competence within Contractor’s industry. Each party shall be liable for the performance of its employees who will perform services hereunder and agrees that those employees shall be bound by the terms of this Agreement. In the event Contractor desires to use any subcontractor to provide Services to Intuit, Contractor shall obtain Intuit’s prior written approval as to the identity of such subcontractor and as to the estimated scope and duration of the Services to be provided by such subcontractor, provided, however, that Intuit uses reasonable, good faith and expedited efforts in issuing such approval, that Intuit conducts meaningful consultation with Contractor prior to any decision of non-approval and provides to Contractor its good faith basis for any such non-approval, and, provided further, however, that notwithstanding the foregoing in this sentence, Intuit hereby approves Contractor’s use of BeMusic, Inc. as a subcontractor hereunder. Each party shall also be liable for any subcontractor it hires to perform hereunder or in connection herewith, and covenants that such subcontractors shall, prior to performance, agree in writing to be bound by the terms of this Agreement. Any delegation of either party’s duties to any subcontractor shall not relieve such party of its obligations under this Agreement.

(c)       EXCEPT FOR THE EXPRESS WARRANTIES MADE OR REFERENCED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY WARRANTIES, EXPRESS OR IMPLIED, CONCERNING THE SUBJECT MATTER OF THIS AGREEMENT, AND EACH PARTY HEREBY DISCLAIMS ANY AND ALL IMPLIED WARRANTIES, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF NON-INFRINGEMENT, MERCHANTABILITY AND/OR FITNESS FOR A PARTICULAR PURPOSE.

11.          Indemnification.

(a)       Contractor agrees to defend, indemnify and hold Intuit and its affiliates, and all of their respective officers, directors, agents and employees, harmless from and against any and all claims, including liabilities, losses, damages, actions, judgments, costs, and expenses and reasonable attorneys’ fees (collectively “Claims”), asserted by a third party arising out of or related to, and incurred by such indemnitee in connection with: (i) any infringement or misappropriation of any patent, invention, trade secret, copyright, trademark, proprietary information nondisclosure or other proprietary rights alleged to have occurred because of Services, systems, software or other resources provided to Intuit by Contractor hereunder (“Contractor Provided Systems”) or based upon their use by Intuit as permitted hereunder, other than claims based upon or arising out of any combination, operation or use of Contractor Provided Systems with systems, software or other resources not provided by Contractor if combined, operated or used in a manner other than that to which the parties have agreed; (ii) the damage to or loss or destruction of any real or tangible personal property in the possession or under the control of Contractor, except to the extent proximately caused by Intuit or its agents or employees; (iii) Contractor’s negligent acts, omissions and/or willful misconduct in supplying the Services under this Agreement; or (iv) the death or bodily injury of any agent, employee, subcontractor, customer, business invitee or business visitor of Contractor, except to the extent proximately caused by Intuit or its agents or employees. Notwithstanding the foregoing, Contractor shall have no duty to indemnify Intuit for Claims to the extent arising from the Intuit Materials or any Intuit resources, or any Intuit products, whether provided, distributed or otherwise used or handled by Intuit or by Contractor on behalf of Intuit.

(b)       Intuit agrees to defend, indemnify and hold Contractor and its affiliates, and all of their respective officers, directors, agents and employees, harmless from and against any and all Claims asserted by a third party arising out of or related to, and incurred by such indemnitee in connection with: (i) any infringement or misappropriation of any patent, invention, trade secret, copyright, trademark, proprietary information nondisclosure or other proprietary rights resulting from the use of any Intuit Materials or Intuit resources by Contractor in the performance of the Services or provision of any deliverables, other than claims based upon or arising out of any combination, operation or use of any Intuit Materials or Intuit resources with systems, software or other resources not provided by Intuit if combined, operated or used in a manner other than that to which the parties have agreed; (ii) the damage to or loss or destruction of any real or tangible personal property in the possession or under the control of Intuit, except to the extent proximately caused by Contractor or its agents or employees; (iii) the death or bodily injury of any agent, employee, subcontractor, customer, business invitee or business visitor of Intuit, except to the extent proximately caused by Contractor or its agents or employees; or (iv) the negligent acts, omissions and/or willful misconduct of Intuit in using the Services provided by Contractor, or in supplying the Intuit Materials or any Intuit resources, under this Agreement. Notwithstanding the foregoing, Intuit shall have no duty to indemnify Contractor for Claims to the extent arising from the Contractor Materials or Contractor Provided Systems, whether provided, distributed or otherwise used or handled by Intuit or by Contractor on behalf of Intuit.

(c)       The party seeking indemnification under Section 11(a) or 11(b), as the case may be (the “Indemnified Party”), will give prompt written notice to the other party (the “Indemnifying Party”). (The failure by an Indemnified Party to give notice as provided, above, shall not relieve the Indemnifying Party of its obligations under this Section 11(c), except to the extent that the failure results in the failure of actual notice and the Indemnifying Party is damaged as a result of the failure to give notice.) In addition, the Indemnified Party will allow the Indemnifying Party to direct the defense and settlement of any such claim, with counsel of the Indemnifying Party’s choosing, and will provide the Indemnifying Party, at the Indemnifying Party’s expense, with information and assistance that is reasonably necessary for the defense and settlement of the claim. The Indemnified Party shall have the right to employ separate counsel and to participate in (but not control) any such action, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless: (i) the employment of counsel by the Indemnified Party has been authorized by the Indemnifying Party; (ii) the Indemnified Party has been advised by its counsel in writing that there is a conflict of interest between the Indemnifying Party and the Indemnified Party in the conduct of the defense of the action (in which case the Indemnifying Party shall not have the right to direct the defense of the action on behalf of the Indemnified Party); or (iii) the Indemnifying Party has not in fact employed counsel to assume the defense of the action within a reasonable time following receipt of the notice given pursuant to this Section 11(c), in each of which cases the fees and expenses of such counsel shall be at the expense of the Indemnifying Party. An Indemnifying Party shall not be liable for any settlement of an action effected without its written consent (which consent shall not be unreasonably withheld) or delayed, nor shall an Indemnifying Party settle any such action that affects the Indemnified Party’s rights or interests without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed). No Indemnifying Party will consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to the Indemnified Party a release from all liability with respect to the claim.

12.          Insurance. Contractor will, at Contractor’s expense, maintain its current insurance policies that cover Contractor’s activities under this Agreement and the activities of Contractor’s employees, agents and representatives. Contractor will name Intuit as an additional insured on such policy. Contractor shall provide Intuit with a certificate of insurance evidencing such coverage. In addition, Contractor will provide Intuit with written notice of any cancellation or reduction in coverage or limits.

13.          Limitation of Liability. EXCEPT FOR ANY FEES DUE AND OWING TO CONTRACTOR, A BREACH OF CONFIDENTIALITY OR IN CONNECTION WITH A PARTY’S INDEMNIFICATION OBLIGATIONS UNDER SECTION 11, ABOVE, IN NO EVENT WILL (i) EITHER PARTY BE LIABLE TO

THE OTHER FOR ANY SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES, WHETHER BASED ON BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, WHETHER OR NOT THAT PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE, OR (ii) THE LIABILITY OF EITHER PARTY TO THE OTHER PARTY FOR DAMAGES OR ALLEGED DAMAGES HEREUNDER, WHETHER IN CONTRACT, TORT OR ANY OTHER LEGAL THEORY, EXCEED THE GREATER OF (i) FIVE MILLION DOLLARS ($5,000,000) OR (ii) THE AMOUNTS PAID (OR IN THE CASE OF INTUIT, PAID AND DUE AND PAYABLE) BY INTUIT TO CONTRACTOR HEREUNDER DURING THE TWELVE (12) MONTH PERIOD IMMEDIATELY PRECEDING THE CLAIM.

14.          General.

(a)       Publicity and Advertising. Notwithstanding any other provision of this Agreement, neither party may issue press releases or endorsements or other public announcements or statements which reference the other party or include statements attributable to the other party without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed, and in the case of Intuit, such consent must include the written approval of Intuit’s Corporate Communications and Procurement Departments, and in the case of each party such consent must include the written approval of its legal counsel. No press release or endorsement which references the other party or includes a statement by the other party shall be made except as provided above.

(b)       Assignment. Neither party may assign this Agreement, in whole or in part, without the other party’s prior written consent, which consent shall not be unreasonably withheld or delayed. Any attempt by either party to assign this Agreement other than as permitted herein will be null and void. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of both parties, their successors and permitted assigns.

(c)       Dispute Resolution. Each party agrees to submit in writing to the other party any dispute arising out of or relating to this Agreement or any Statement of Work hereunder to upper-level executive representatives designated by each party, and who will meet by conference or otherwise in an effort to resolve such dispute, within five (5) days. If after the second day, such dispute cannot be resolved, than each party’s respective Vice-President, or substantial equivalent, shall attempt to resolve the dispute. In the event that the Vice Presidents are unable to resolve any such dispute within twenty (20) days, the parties shall mutually determine a date and location for a meeting between the senior management of each Party. Notwithstanding the foregoing, the parties agree, unless otherwise agreed in writing, (i) to try to resolve any such dispute within thirty (30) days after the commencement of any such dispute and (ii) to continue performance of their additional obligations hereunder that are not the subject of dispute during such period, provided however, that in the case of Contractor, Intuit has paid or promptly pays for any and all fees due for or in connection with such continued performance of such undisputed obligations. Either party may bring an action in any court of competent jurisdiction if, at the expiration of such thirty (30) day period, the parties remain unable to resolve such dispute.

(d)       Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to its conflicts of laws principles. If Intuit commences any claim hereunder, the parties hereby consent to the exclusive jurisdiction and venue in the state and federal courts in New York County, New York, and if Contractor commences any claim hereunder, the parties hereby consent to the exclusive jurisdiction and venue in the state and federal courts in Santa Clara County, California.

(e)       Notice. Unless otherwise stated, all notices required under this Agreement shall be in writing and shall be considered given (i) when delivered personally; (ii) five (5) days after mailing, when sent certified mail, return receipt requested and postage prepaid; (iii) one (1) business day after dispatch, when sent via a commercial overnight carrier, fees prepaid; or (iv) upon delivery when sent by facsimile transmission confirmed by telephone and followed by notice sent in accordance with clause (i), (ii) or (iii) above. All communications will be addressed as follows (unless changed by notice):

To Contractor:

Attn:	President
Address:	Arvato Services, Inc.
28210 N. Avenue Stanford
Valencia, CA 91355
Phone:	(661) 257-0584
Fax:	(661) 257-1986

with a copy to:

Attn:	Legal Affairs Department
Address:	Bertelsmann, Inc.
1540 Broadway
New York, NY 10036-4094
Phone:	(212) 782-1000
Fax:	(212) 782-1042

To Intuit:

Attn:	Tom Harrington, Vendor Manager
Address:	Intuit Inc.
2650 Casey Avenue
Mountain View, CA 94043
Phone:	(650) 944-5624
Fax:	(650) 944-3511

with a copy to:

Intuit Inc.
2700 Coast Avenue
Mountain View, California 94043
Attn: General Counsel, Legal Dept.
Phone: (650) 944-6000
Fax:(650) 944-6622

(f)       Force Majeure. Except with respect to delays or failures to the extent caused by the negligent act or omission of either party, any delay in or failure of performance by either party under this Agreement will not be considered a breach of this Agreement and will be excused to the extent caused by any occurrence beyond the reasonable control of such party including, but not limited to, acts of God, terrorism, labor strikes (in which case, Contractor shall use commercially reasonable efforts to assist Intuit in finding a workaround), power outages, failures of the Internet, provided that the party affected by such event shall begin or resume performance as soon as practicable after the event has abated. In the event that the non-performing party is not able to resume performance within three (3) months after the force majeure event has commenced, the other party shall have the right to terminate this Agreement and/or the applicable Statement(s) of Work immediately upon written notice to the other party, provided however, that at such time the non-performing party’s performance is precluded by such force majeure event.

(g)       Severability. If any provision of this Agreement is found illegal or unenforceable, such provision will be deemed restated, in accordance with applicable law, to reflect as nearly as possible the original intention of the parties, and the remainder of the Agreement will continue in full force and effect.

(h)       Entire Agreement. This Agreement, together with the Exhibits attached hereto, and all Statements of Work, is the complete and exclusive agreement between the parties with respect to the subject matter hereof, superseding any prior agreements and communications (both written and oral) regarding such subject matter. This Agreement may only be modified, or any rights under it waived, by a written document executed by both parties.

(i)       No Third Party Beneficiaries. This Agreement is intended for the sole and exclusive benefit of the signatories and is not intended to benefit any third party. Only the parties to this Agreement may enforce it.

(j)       Counterparts. This Agreement may be executed in counterparts, each of shall constitute an original, and all of which shall constitute one agreement.

(k)       Headings. The headings in this Agreement are for convenience of reference only and have no legal effect.

(l)       Party’s Rights Cumulative. Unless otherwise specified herein or in a Statement of Work, the rights and remedies of each party under this Agreement are cumulative and not exclusive of any rights or remedies to which a party is entitled by law or at equity. The exercise by either party of any right or remedy under this Agreement or under applicable law will not preclude such party from exercising any other right or remedy under this Agreement or to which it is entitled by law or equity.

          IN WITNESS WHEREOF, the authorized representatives of the parties have executed this Agreement as of the date of the later signature below.

CONTRACTOR		INTUIT INC.

By:	/s/ Schmitz	By:	/s/ K. R. Mudge

Name:	Schmitz	Name:	K. R. Mudge

Title:	President	Title:	VP Supply Chain

Date:	5/28/03	Date:	5/28/03

Exhibit A

Independent Contractor Details:

Name of Contractor (Company): BeMusic, Inc.

Contractor’s Mailing Address:	110 Hidden Lake Circle

Duncan, S.C. 29334

Contractor’s Telephone Number: (864) 433-5101

Contractor’s Facsimile Number: (864) 433-5170

Form and Ownership of Contractor’s Business: (check all that apply)
Form of Entity Questions:	Minority/Small/Women Ownership Questions:
x Corporation (state of incorporation: Pennsylvania)	☐ Minority Owned: Specify:
☐ Partnership	☐ Women-Owned
☐ Individual/Sole Proprietor	☐ Small Business
☐ U.S. Government Agency
☐ Other — please specify:

Tax ID Information:

Please provide Federal Tax ID Number: 23-2813867

Or, if applicable, Social Security Number (SSN):

Exhibit B

STATEMENT OF WORK NO. ____

This Statement of Work No.      is entered into between Intuit Inc., and its Enterprise Members (“Intuit”) and                 (“Contractor”) as further identified below as of the date of the later signature below. Except as otherwise provided below, this Statement of Work shall be governed by the terms and conditions of the Master Technology Services Agreement entered into by the parties on           , 200     (the “Agreement”). Capitalized terms not defined herein shall have the same meanings set forth in the Agreement.

1.	Contact Information:

	“Intuit”	“Contractor”

Contact Name:
Address:
Telephone No.:

2.	Term: The Services to be rendered under this Statement of Work shall commence on and shall be completed no later than .

3.	Location of performance of the Services:

4.	Project Scope and Detailed Description of the “Services”:

5.	Timetable for Transition Phase and Services:

6.	Payment Terms: The following payment terms apply to this Statement of Work (check those that are applicable and list the rates and charges):

a.	Hourly bill rate (Time and Materials):	Hourly Bill Rate:

b	Fixed Price:	Total Project Cost:

c.	Completion of Services by Milestones:	List all milestones and the cost for each milestone.

d	Other:	Describe.
Total amount payable for Services under this Statement of Work: $

7.	Project Managers and Responsibilities:

8.	Intuit Responsibilities/Intuit resources:

9.	Assumptions:

10.	Additional Terms and Conditions.

a.	Service level agreements:

b.	Reporting requirements:

c.	Scope of Services For Enterprise Members:

Intuit Inc.:	Contractor:

Name:	Name:

Title:	Title:

Date:	Date:

Exhibit C

RULES OF CONDUCT FOR ONSITE SERVICE PROVIDERS

These rules shall apply to all Independent Contractors, Consultants, Service Companies, and other Vendors that provide services on Intuit’s sites. All parties including their respective employees and/or agents shall hereafter be referred to as “Contractor” regardless of actual title. It is Contractor’s responsibility to thoroughly orient and instruct its employees and agents as to the contents of this policy. These regulations are intended to cover standard situations under the applicable Agreement or purchase order. As the scope of work becomes more clearly defined and as non-standard conditions arise, Contractor shall contact Intuit for clarifications and/or exceptions.

1.	Responsibilities: Contractor shall:

          a.     Conform to all local, state, and federal safety requirements, particularly those requirements in OSHA and the Code of Federal Regulations applicable to the services performed by Contractor.

          b.     Establish its own appropriate safety, health, and work procedures for the services being performed.

          c.     Properly instruct all employees and agents in the execution of their job duties. Enforce its own safety rules, with Intuit’s rules governing, in the event of a conflict with such rules. Provide positive proof of liability and workers’ compensation insurance to the appropriate group at Intuit as indicated in the terms and conditions of the Agreement.

2.	Procedure: Access

          a.     Contractor shall provide Intuit with the names of its employees and agents who will be working at Intuit’s site. All employees or agents shall sign in at the reception desk.

          b.     While working, Contractor must stay in the area where the job at hand is being performed. In no case shall Contractor tamper with or handle any equipment, which does not pertain to the particular job.

          c.     All drivers of Contractor-related vehicles must observe the posted traffic regulations while on the property where Intuit’s site is located.

          d.     Neither the Landlord of the property where Intuit’s site is located nor Intuit is responsible for damage to Contractor’s vehicles, regardless of cause. Intuit will, however, make all reasonable attempts to prevent damage to such vehicles from occurring.

          e.     The following primary background checks will be required for all of Contractor’s employees needing a badge or electronic access to Intuit:

i. Criminal Conviction History

Misdemeanor and felony convictions based on 7 years of residence history. Maiden, alias, and other names will be checked. International criminal history (unless unlawful, or unavailable).

ii. Social Security Number Address History

Address information used to determine criminal conviction history checks. International equivalent (unless unlawful, unavailable or not applicable).

3.	Safety Rules

          a.     Contractor must properly dispose of its debris, trash and waste such as lunch scraps and drinking cups.

          b.     Contractor is responsible for ensuring that when not in use, its tools, materials, and equipment are stored neatly, securely, and safely. Intuit is not responsible for the theft or damage to such equipment, although it will do everything possible to prevent such loss from occurring.

          c.     Contractor agrees that it will not store its material, tools, and equipment so as to obstruct aisles, stairs, halls, roads, entrances, or exits. At no time shall Contractor’s tools, materials, or equipment obstruct the passageways to fire extinguishers or any safety equipment.

          d.     Contractor shall provide its employees and agents with approved safety equipment or eye protection, if required in the execution of the work.

4.	Other Rules

4.1     Weapons: Weapons may not be brought onto the property (including the parking lot) either on a person or in a vehicle.

4.2     Personal Conduct: The same type of rules of personal conduct governing Intuit’s employees shall also govern Contractor’s employees.

          a.     No person under the influence of intoxicants, narcotics or any other mind-altering substance will be allowed on the property, nor shall any person have in his or her possession any intoxicants, narcotics or mind-altering substances.

          b.     Unprofessional conduct such as horseplay, wrestling, fighting, gambling, fighting, threatening, etc., will not be permitted.

          c.     Intuit strictly prohibits sexual harassment or any other type of harassment of any kind, including harassment on the basis of sex, race, color, religion, gender, age, mental or physical disability, medical condition, national origin, marital status, veteran status, sexual orientation, or other characteristic protected under federal or state law or local ordinance. Contractor shall not harass any other person by verbal, physical, visual means or in any manner.

4.3     Cameras: Contractor may not bring cameras onto the jobsite for the purpose of taking pictures unless authorized by the authorized representative of Intuit.

4.4     Smoking: For reasons of safety, legal compliance, and other concerns, smoking is prohibited inside Intuit buildings. Smoking is permitted outside of buildings in designated smoking areas approved by site management.

Exhibit D

CERTIFICATE OF ACCEPTANCE

This Acceptance Certificate is to certify that on the      day of      200     , the Services, and/or any and all deliverables required for Statement of Work No.      have been accepted by Intuit as having met the specifications set forth in such Statement of Work.

Signed By

Printed Name

Title

Company Name

Exhibit E

Intuit Service Provider Privacy Exhibit

1.     INTRODUCTION

1.1.	This Intuit Privacy Exhibit (“Exhibit”) governs the manner in which specified customer-related information may be collected, used, or disclosed by Service Provider to the extent related to Services specified in an applicable Statement of Work. Intuit may impose different or additional restrictions in connection with any Intuit business conducted outside of the United States.

2.     DEFINITIONS

2.1.	“Affiliate Companies” shall mean any companies controlling, being controlled by, or under common control with another company.

2.2.	“Intuit” shall mean Intuit Inc. and its Affiliate Companies.

2.3.	“Intuit Customer Data” shall mean any data — whether Personally Identifiable Information or aggregate or anonymous information — either disclosed by Intuit to Service Provider, or to which Service Provider has otherwise obtained access by virtue of its relationship with Intuit. Such Data shall include information pertaining to both customers and prospective customers of Intuit.

2.4.	“Intuit Suppression” shall mean the process of matching or merging marketing lists with all relevant Intuit Do Not Contact lists, including, as applicable, “Do Not Mail,” “Do Not E-mail,” and “Do Not Call” lists, for purposes of purging from such marketing lists or otherwise suppressing Intuit Customer Data of those included on such Do Not Contact lists.

2.5.	“Opt-out” shall mean the opportunity afforded to Consumers to decline to have their Intuit Customer Data used for purposes other than as necessary to provide the product or service for which the Intuit Customer Data is collected.

2.6.	“Service Provider” shall mean the party entering into an agreement with Intuit, into which this Exhibit has been incorporated by reference.

2.7.	“Personally Identifiable Information” (“PII”) shall mean any information (i) that identifies or can be used to identify, contact, or locate the person to whom such information pertains, or (ii) from which identification or contact information of an individual person can be derived. PII includes, but is not limited to: name, address, phone number, fax number, email address, financial profiles, medical profile, social security number, and credit card information. Additionally, to the extent unique information, not itself PII, such as, but not necessarily limited to, a personal profile, unique identifier, biometric information, and/or IP address is associated with PII, then such unique information will also be considered PII.

3.     SERVICE PROVIDER RESPONSIBILITIES – GENERAL

3.1	Service Provider shall comply with this Exhibit and all applicable laws, rules and regulations relating to the collection or use of Intuit Customer Data, and agrees to impose and enforce compliance of this Exhibit on all third party service providers with access to Intuit Customer Data.

3.2	Service Provider shall ensure that only those employees or authorized agents who are trained in the proper handling of Intuit Customer Data and who are subject to an obligation to maintain the confidentiality of such information shall have access to Intuit Customer Data.

3.3	Service Provider shall under no circumstances collect, access, use, reproduce or disclose Intuit Customer Data other than as either specifically authorized by, or clearly necessary in order to perform services pursuant to, the agreement this Exhibit is incorporated into. Specifically, Service Provider shall not use Intuit Customer Data on its own behalf. Should Service Provider become legally obligated to disclose Intuit Customer Data other than as permitted by this Exhibit, it shall, unless legally prohibited from doing so, first provide notice to Intuit. Notwithstanding the foregoing, Service Provider may use aggregate or anonymous information for its own internal business processes (e.g., to track order flows and customer habits for future service requirements) in Service Provider’s sole discretion.

3.4	The constraints imposed by this Exhibit on the collection, use or disclosure of Intuit Customer Data shall specifically apply to Social Security numbers.

3.5	Service Provider shall, as directed, perform an Intuit Suppression prior to engaging in any marketing activities (e.g., e-mail, telemarketing or direct mail marketing) on behalf of Intuit. In addition, Service Provider shall comply with the rules of the Direct Marketing Association’s Mail Preference Service and Telephone Preference Service in connection with all such marketing activities. Such obligations shall be in addition to performing any other legally required suppressions, including legally-mandated Do Not Mail or Do Not Call procedures. Service Provider shall employ measures as directed by Intuit to ensure that Opt-out requests received in connection with such marketing activities are provided to Intuit in a form permitting Intuit to incorporate them into suppression files or other databases. Suppression lists or files provided to Service Provider by Intuit shall be used solely for purposes of performing an Intuit Suppression and shall be returned or destroyed when no longer needed for such authorized purposes.

3.6	Service Providers conducting telemarketing on Intuit’s behalf shall comply with Intuit’s Do-Not-Call Policy, as follows:

This written policy for maintaining a Do-Not-Call list of individuals who do not wish to receive telephone solicitations made by Intuit Inc. or on behalf of Intuit Inc. (by its service providers) is available upon request.

Do-Not-Call Policy

Intuit maintains a Do-Not-Call list of individuals, including their telephone numbers, who have requested not to receive telephone solicitations from Intuit.

Intuit’s Do-Not-Call list applies to Intuit and all its subsidiaries.

Neither Intuit nor its service providers shall make telephone solicitations to the homes of individuals on Intuit’s Do-Not-Call list.

If an individual states that he or she does not want to receive telephone solicitation calls, the individual’s name and telephone number must be added to Intuit’s Do-Not-Call list.

Intuit must keep a record of an individual’s Do-Not-Call request for ten (10) years from the time the customer makes the request.

3.7	Service Provider shall maintain such records as are necessary to demonstrate its compliance with this Exhibit and shall permit Intuit, or a third party chosen by Intuit and reasonably acceptable to Service Provider, to audit Service Provider’s records and practices relating to its obligations under this Exhibit upon reasonable notice and during regular business hours, and at Intuit’s expense, at the locations where such records and data are maintained, for purposes of verifying Service Provider’s compliance. Intuit shall be provided with a description of all data flows and use of data upon request, and all such data flows and use of data are subject to approval by Intuit in accordance with this Exhibit and any applicable Statement of Work.

3.8	Service Provider shall immediately report to Intuit any failure to treat or protect — including specifically any unauthorized use or disclosure of — Intuit Customer Data as set forth in this Exhibit or the agreement it is incorporated into, including any related complaints about Service Provider’s information and collection practices, and to consult with Intuit as to correction thereof.

3.9	Service Provider shall provide Intuit with a contact name and contact information for communications related to this Exhibit, including compliance with or any breaches thereof.

3.10	Intuit may amend this Exhibit from time to time as may be required by law, provided however, that any such amendment that results in any modification of the Services as performed by Contractor shall be addressed by the parties in accordance with the change control procedures in Section 2(f) and as may be set forth in an applicable Statement of Work, and Intuit shall reimburse Contractor for any costs incurred by Contractor in connection with such amendment, and further provided however, that if Contractor is not willing or able to change practices in accordance with such amendments, Contractor shall be given ninety (90) days to terminate any applicable Statement of Work.

Last Revised July 4, 2002.

Exhibit F

INTUIT SECURITY REQUIREMENTS

Definitions

For the purposes of this Exhibit, the following definitions shall apply.

Confidential Information: Information (i) which is proprietary to a specific person or company; (ii) the continued confidential treatment of which gives the specified person or company some competitive business advantage or the opportunity of obtaining such advantage, or the disclosure of which could be detrimental to the interests of the specified person or company; (iii) is designated as Confidential Information by the specified person or company, or from all the relevant circumstances should reasonably be assumed by the receiving party to be confidential and proprietary to the specified person or company.

The following subcategories of Confidential Information are also defined:

Secret Information: Information that is used to protect other Confidential Information. Generally, Secret Information is not disclosed to outside parties under any circumstances.

Sensitive Information: Any information that could be misused in such a way as to jeopardize the financial or legal position of its owner, or of the person or company described by the information.

Restricted Information: Information that is not Secret or Sensitive, but whose permissible use has been restricted by its owner.

Confidential Information includes, but is not limited to, the following types of information and other information of a similar nature (whether or not reduced to writing or designated as Confidential):

a.	Personally-Identifiable Information. Information that identifies or can be used to identify, contact, or locate the person to whom such information pertains. It includes, without limitation, the following information:

Secret Information: Customer passwords, private encryption keys, and private signature keys.

Sensitive Information: Customer account numbers, Social Security numbers, taxpayer identification numbers, account balances, account activity, financial information, medical records, legal records, and records of customer services and other data relating to the products and services offered, received, or purchased by customers of Intuit or the Contractor.

Restricted Information: Customer names, customer street or e-mail addresses, customer telephone numbers.

b.	Confidential Corporate Information, consisting of any of the following:

Secret Information: Computer account IDs, passwords for computer or database systems, private encryption keys, SSL keys, computer source code relating to encryption/decryption, special access privileges, known security vulnerabilities, the results of security audits and reviews, and any information explicitly designated Secret by Intuit or by Contractor.

Sensitive Information: Any of the following:

(i)	Work Products: Work product resulting from or related to work or projects performed or to be performed for Intuit or the Contractor, or for customers of Intuit or the Contractor (including all media on which such information is contained);

(ii)	Business Operations: Internal Intuit or Contractor personnel and financial information, names and other information about Service Providers (including without limitation Service Provider characteristics, services and agreements), purchasing and internal cost information, internal services and operational manuals, and the manner and methods of conducting Intuit’s or the Contractor’s business;

(iii)	Marketing and Development Operations: Marketing and development information regarding Intuit’s or the Contractor’s operations (including without limitation marketing and development plans, price and cost data, price and fee amounts, pricing and billing policies, quoting procedures, marketing techniques and methods of obtaining business, forecasts and forecast assumptions and volumes, and future plans and potential strategies of Intuit or the Contractor which have been or are being discussed);

(iv)	Other Proprietary Data: Information relating to Intuit’s or the Contractor’s proprietary business information (including without limitation information pertaining to business transactions and financial performance) or proprietary rights prior to any public disclosure thereof, and information regarding acquiring, protecting, enforcing and licensing proprietary rights (including without limitation patents, copyrights and trade secrets).

(v)	Designated Information: Notwithstanding the above, any information explicitly designated as Sensitive by Intuit or by Contractor.

Restricted Information: Aggregated or anonymous customer information (any customer information other than Personally Identifiable Customer Information), contractual information or obligations not designated as Sensitive, and any information explicitly designated as Restricted by Intuit or by Contractor.

A.	Controlling Access to Confidential Information

1.	Access to Confidential Information stored on Contractor’s systems must not be granted to members of Contractor’s staff, subcontractors, or other agents, unless the following conditions are met:

a) The staff member, subcontractor, or other agent requesting the access can be uniquely identified (e.g., by a unique User ID), with the exception of “root” password access provided by the Contractor to its core system administration team;

b) The staff member, subcontractor, or other agent requesting the access has entered a correct password or other authorizing token to indicate that he/she is the authorized user of this account. If passwords are the only method used for authentication, they must satisfy certain minimal standards mutually agreeable to Intuit and Contractor (e.g., 8 characters minimum length, required use of special- and/or mixed-case characters, no words that could be found in a dictionary, and required to be changed every 90 days) that make them sufficiently robust to effectively resist both educated guessing and brute-force attacks.

c) In all cases, access permissions must be established in a manner that allows only for the minimum access level(s) required for each staff member, subcontractor, or other agent to perform his or her job function. The ability to read, write, modify or delete Confidential Information must be limited to those individuals who are specifically authorized to perform those data maintenance functions.

d) The date, time, requestor, and nature of the access (i.e., read-only or modify) has been recorded in a log file.

2.	Confidential Information stored on Contractor’s systems must be stored behind firewalls with access to such data limited as described in the preceding requirement.

3.	Secret Information must never be stored in clear text on Contractor’s systems. At a minimum, financial services industry-standard encryption techniques must be employed to safeguard Secret Information in Contractor’s systems from retrieval by unauthorized persons. Contractor should strive to adopt best industry practices where appropriate. Whenever possible, message digest algorithms such as SHA-1 or MD5 should be used to hash and verify the user’s password, and “salt” should be added to the input string prior to encoding to ensure that the same password text chosen by different users will yield different encodings.

4.	Passwords used to control Contractor’s staff, subcontractors, or other agents’ access to Confidential Information must at a minimum conform to the password policies described in paragraph A.1.b above. Passwords used by Contractor’s Customers are not required to conform to these policies; however, Contractor must ensure that Customers do not have access to Confidential Information other than that which pertains to them.

5.	Procedures must be in place to modify or revoke access permissions to Confidential Information when staff members leave the Contractor or when their job responsibilities change.

6.	Printed material that contains Confidential Information must be stored in secured areas to which access is limited to those staff members who have a business need to access it. It must also be disposed of in a secure manner. At a minimum, financial services industry-standard protections must be employed to ensure the secure storage and destruction of Secret and Sensitive Information. Whenever possible, secure disposal alternatives such as on-site shredding prior to recycling or placement in publicly-accessible trash bins with subsequent off-site shredding by a licensed contractor should be implemented.

B.	Transmitting Confidential Information

1.	Unless restricted by law, Contractor must not electronically transmit Secret or Sensitive Information over publicly-accessible networks without using 128-bit SSL or another mechanism that affords similar or greater security and confidentiality. If legal restrictions limit the use of 128-bit SSL encryption technology, Contractor must use the strongest encryption technology permitted.

2.	Confidential Information must never be passed in a URL (e.g., using a Get method) in a manner that potentially exposes the information to third parties and causes such information to appear in log files.

C.	Maintaining a Secure Environment

1.	To protect the accuracy and integrity of Confidential Information, all such data must be backed up regularly (no less often than weekly), and the backups stored in secure, environmentally-controlled, limited-access facilities.

2.	Contractor must promptly install any security-related fixes identified by its hardware or software vendors, if the security threat being addressed by the fix is one that threatens the privacy or integrity of any Confidential Information covered by this Agreement. Such upgrades must be made as soon as they can safely be installed and integrated into Contractor’s existing architecture and systems.

3.	Intuit may, from time to time, advise Contractor of recent security threats that have come to its attention, and require Contractor to implement specific modifications to its software, policies, or procedures that may be necessary to counter these threats at Intuit’s cost. Contractor must implement these modifications within a mutually-agreeable time, or must obtain written permission from Intuit to take some other course of action to ensure that the privacy and integrity of any Confidential Information is preserved.

4.	Contractor must immediately notify Intuit if it knows or suspects that Confidential Information has been compromised or disclosed to unauthorized persons, or if there has been any meaningful or substantial deviation from the requirements contained in the Agreement or this Exhibit. See Section F for contact information.

5.	Notwithstanding the minimum standards set forth in this Exhibit, Contractor should monitor and periodically incorporate reasonable industry-standard security safeguards.

D.	Electronic Mail

1.	Contractor shall not send any Secret or Sensitive Information in an e-mail message over publicly-accessible networks unless the e-mail is encrypted using a previously-approved encryption mechanism or is otherwise made secure with an approach that has been mutually agreed upon in advance by Intuit and Contractor.

2.	Contractor and its subcontractors and agents must not reveal the Personally-Identifiable Information of one customer to any other customer or other third party, in any e-mail or other communication, except as permitted in writing by the affected person, as deemed appropriate in light of the interests of the affected person, or as otherwise required by law.

E.	Reviews, Audits, and Remedies

1.	Contractor agrees that Intuit shall have a right to verify Contractor’s compliance with this Exhibit. Upon 14 days’ prior written notice to Contractor, Intuit (or its agent) may enter Contractor’s premises and inspect such of Contractor’s books, records, facilities and computer systems as Intuit and Contractor shall mutually agree is necessary to ensure that Contractor complies with the terms, covenants and conditions of this Exhibit. Intuit or its agent shall comply with Contractor’s standard policies and procedures that apply to third party companies that have access to Contractor’s premises, and Intuit or its agent shall access Contractor’s premises during normal business hours (Monday through Friday, 8:00 AM to 5:00 PM). Notwithstanding the foregoing, if Intuit in good faith believes that an imminent threat to security exists that could affect Confidential Information, the 14 day notice shall not apply and Contractor must provide Intuit or its agent access to its premises immediately upon request by Intuit subject to the terms of this paragraph.

2.	Intuit may inspect or employ third parties to conduct studies of Contractor’s operational processes, systems and computer network security to determine Contractor’s compliance with this Exhibit. Intuit agrees to coordinate the scheduling of any such study with Contractor to minimize disruption to Contractor’s business. Contractor agrees to cooperate with Intuit to commence such a study within thirty (30) days from Contractor’s receipt of written notice of Intuit’s intent to conduct, or to employ a third party to conduct, such a study. At Contractor’s request, Intuit will require any third party it employs to conduct such a study to sign Contractor’s standard nondisclosure agreement pursuant to which it agrees not to disclose any Confidential Information. Intuit will make the results of any such study available to Contractor and, depending on the seriousness of any problems found, may require Contractor to remedy any and all such deficiencies in a timely fashion. Costs of such audits shall be borne by Intuit, unless Contractor is deemed, as a result of such an audit, to be in material nonconformity with the Agreement or this Exhibit.

3.	Notwithstanding any time-to-cure provision in this Agreement to the contrary, it shall be completely within Intuit’s discretion to require correction of any demonstrated security-related problem within a shorter period of time. Intuit shall provide written notice of the problem to Contractor, and Contractor must immediately take appropriate steps to correct the problem. If Contractor fails to correct any demonstrated security problem within a commercially-reasonable time, factoring in the work that must be completed to address the problem, and resulting in the material disclosure or threatened disclosure of Intuit’s Confidential Information, Intuit may instruct Contractor to take such interim measures as are reasonably necessary to protect Intuit’s Confidential Information. If Contractor fails or refuses to take those interim and/or permanent measures which are necessary to prevent the material disclosure of Intuit’s Confidential Information within a commercially-reasonable time, Intuit may terminate any and all affected agreements between Intuit and Contractor for cause.

F.	Compliance with U.S. Laws and Regulations

Contractor shall comply with all applicable federal, state, and local laws and regulations.

G.	Changes to Requirements

Intuit may, in its sole discretion, amend these requirements from time to time, as required by law, provided however, that any such amendment that results in any modification of the Services as performed by Contractor shall be addressed by the parties in accordance with the change control procedures in Section 2(f) and as may be set forth in an applicable Statement of Work, and Intuit shall reimburse Contractor for any costs incurred by Contractor in connection with such amendment, and further provided however, that if Contractor is not willing or able to change practices in accordance with such amendments, Contractor shall be given ninety (90) days to terminate any applicable Statement of Work.

H.	Contact Information

The primary business contact person for each party under this Agreement shall designate a primary and an alternate single point of contact for security issues for such party (a “Security SPOC”) and provide mail, email, telephone, home telephone, and pager or portable telephone contact information for such persons. Both parties agree that either the primary or alternate Security SPOC will be available at all times (“24/7/365”). Such designation and information must be given in writing to the other party within ten (10) business days after the effective date of the Agreement. Any updates to the same shall be given promptly in writing to the other party.

Exhibit G

REIMBURSABLE EXPENSE GUIDELINES

Intuit will reimburse Contractor for its reasonable actual expenses, in accordance with these Reimbursable Expense Guidelines, provided Intuit has approved such expenses in writing in advance. Contractor shall invoice Intuit for the expenses twice each month and provide Intuit with the expense reports and other documentation necessary to substantiate the statement. Such reimbursable expenses shall not include fixed overhead, salaries and employee benefit costs associated with Contractor’s professional employees or agents or wage and employee benefit costs associated with Contractor’s other employees or agents for hourly work. The following guidelines set forth the standards to be applied in reimbursing Contractor for the actual cost of expenses incurred in the performance of Services under this Agreement:

1.     Out-of-State Employees or Contractors. All employees and contractors assigned by Contractor to provide Services under this Agreement shall be located in the state where the Services are to be performed unless Intuit has reviewed the resumes and agreed in writing in advance to the use of out-of-state employees or contractors. Therefore, Intuit will not pay Contractor for out-of-state travel expenses, unless Intuit has approved the use of the out-of-state employees or contractors and the related travel expenses.

2.     Airfare. If air travel is required, Intuit will reimburse Contractor for coach or economy airfare, provided Intuit authorizes the airfare in advance. Intuit reserves the right to arrange the airfares through its arrangement with American Express Travel Agency. Contractor shall submit the used airline tickets to Intuit for reimbursement.

3.     Ground Transportation. Intuit will reimburse Contractor for travel from Contractor’s principal place of business, provided Intuit has authorized such ground transportation in advance. Contractor shall submit car rental vouchers or receipts, if applicable. Reimbursement shall be provided as follows:

          a.     At the current mileage reimbursement rate set by the Internal Revenue Service for use of the personal automobile of Contractor’s personnel from Contractor’s principal place of business to Intuit’s facility, provided however Intuit will not reimburse Contractor’s personnel for local travel to Intuit’s facility;

          b.     For reasonable car rental charges from the airport to Intuit’s facility and during the assignment;

          c.     For use of public transportation, such as bus or rapid transit or for reasonable taxi usage.

4.     Incidental Transportation Expenses. Intuit will reimburse Contractor for incidental transportation expenses such as parking fees for travel to and from Contractor’s principal place of business and Intuit’s facility.

5.     Lodging and Meals. Intuit will reimburse Contractor for reasonable lodging and meal expenses when Contractor’s personnel are assigned to a work location requiring an overnight stay or longer, provided such travel is authorized in advance by intuit. Contractor shall not be entitled to reimbursement for meals purchased for persons other than Contractor’s personnel assigned to the project. Unless otherwise authorized by Intuit, meals shall not exceed US $50.00 per day.

6.     Telephone. Intuit will reimburse Contractor for long distance and toll telephone calls placed by Contractor in the performance of Services.

7.     Delivery. Intuit will reimburse Contractor for messenger services, overnight delivery and other express mail type services when such services are specifically requested by Intuit or are reasonably necessary for Contractor’s performance of Services.

8.     Entertainment. Intuit will not reimburse Contractor for entertainment expenses.

In no event shall the total reimbursable expenses exceed 10% of the total amount paid for a Statement of Work.